Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated February 15, 2012 (March 1, 2012 as to the effects of the stock split described in Note 2), relating to the consolidated financial statements of Demandware, Inc. and subsidiaries appearing in Demandware’s Registration Statement No. 333-175595 on Form S-1.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 19, 2012